Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     The unaudited pro forma condensed consolidated financial statements presented below are based on, and should be read together with, the historical financial statements of Celgene and Abraxis that are contained in their respective filings with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.” The unaudited pro forma condensed consolidated balance sheet gives effect to the proposed merger as if it had occurred on June 30, 2010, and combines the historical balance sheets of Celgene and Abraxis as of June 30, 2010. The unaudited pro forma condensed consolidated statements of operations are presented as if the proposed merger had occurred on January 1, 2009, and combines the historical results of operations of Celgene and Abraxis for the year ended December 31, 2009 and for the six months ended June 30, 2010. The historical financial information is adjusted to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of Celgene and Abraxis. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed financial statements presented below and with the separate historical financial statements of Celgene and Abraxis incorporated by reference into this proxy statement/prospectus.
     The pro forma adjustments related to the merger have been prepared using the acquisition method of accounting and are based on a preliminary purchase price allocation whereby the cost to acquire Abraxis was allocated to the assets acquired and the liabilities assumed, based upon their estimated fair values. Actual adjustments will be based on analyses of fair values of identifiable tangible and intangible assets, in-process research and development, deferred tax assets and liabilities and estimates of the useful lives of tangible and amortizable intangible assets, which will be completed following the completion of the merger and after Celgene obtains a final third-party valuation, performs its own assessments and reviews all available data. The final purchase price allocation will be performed using estimated fair values as of the date of the completion of the merger. Differences between the preliminary and final purchase price allocations could have a material impact on the unaudited pro forma condensed consolidated financial statements and Celgene’s future results of operations and financial position.
     The unaudited pro forma condensed consolidated financial statements do not reflect the realization of potential cost savings, or any related restructuring or integration costs that may result from the integration of Abraxis. Although Celgene believes that certain cost savings may result from the merger, there can be no assurance that these cost savings will be achieved.
     The unaudited pro forma condensed consolidated financial statements are based on estimates and assumptions, are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized if the proposed merger had been completed as of the dates indicated.

CELGENE CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
BALANCE SHEET
As of June 30, 2010
(In thousands)

	Celgene	Abraxis	Pro Forma	See		Pro Forma
	(Historical)	(Historical)	Adjustments	Note 4		Consolidated
Assets
Current assets:
Cash and cash equivalents	$855,608	$171,724	$(1,000,000)	(a	)	$27,332
Marketable securities available for sale	2,289,009	—	(1,478,056)	(a	)	810,953
Accounts receivable, net	477,361	56,166	—			533,527
Inventory	100,797	60,834	111,554	(b	)	273,185
Deferred income taxes	68,751	25,510	107,218	(e	)	201,479
Other current assets	303,368	24,202	(1,554)	(b	)	326,016

Total current assets:	4,094,894	338,436	(2,260,838)			2,172,492

Property, plant and equipment, net	309,401	262,160	—			571,561
Investment in affiliated companies	23,580	16,412	—			39,992
Intangible assets, net	806,313	131,807	2,538,193	(c	)	3,476,313
Goodwill	764,612	253,821	892,432	(d	)	1,910,865
Other assets	179,438	57,484	(24,658)	(e	)	212,264

Total assets	$6,178,238	$1,060,120	$1,145,129			$8,383,487

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$66,975	$18,263	$48,831	(f	)	$134,069
Accrued expenses	307,965	84,563	103,208	(g	)	495,736
Accrued litigation costs	—	57,635	—			57,635
Related party payable	—	—	—			—
Income taxes payable	9,013	—	—			9,013
Current portion of deferred revenue	2,886	2,880	—			5,766
Other current liabilities	86,564	—	—			86,564

Total current liabilities:	473,403	163,341	152,039			788,783

Contingent value rights	—	—	300,000	(h	)	300,000
Deferred revenue, net of current portion	9,267	2,624	—			11,891
Non-current income taxes payable	458,694	—	—			458,694
Deferred income taxes, non-current	—	31,686	963,549	(e	)	995,235
Other non-current liabilities	309,064	10,862	—			319,926

Total liabilities	1,250,428	208,513	1,415,588			2,874,529

Equity:
Stockholders’ equity:
Common stock	4,697	40	66	(i	)	4,803
Common stock in treasury, at cost	(458,417)	—	—			(458,417)
Additional paid-in capital	5,565,056	1,236,298	(646,404)	(j	)	6,154,950
Accumulated deficit	(242,452)	(394,668)	376,612	(k	)	(260,508)
Accumulated other comprehensive income	58,926	733	(733)	(l	)	58,926

Total stockholders’ equity	4,927,810	842,403	(270,459)			5,499,754

Noncontrolling interest	—	9,204	—			9,204

Total equity	4,927,810	851,607	(270,459)			5,508,958

Total liabilities and equity	$6,178,238	$1,060,120	$1,145,129			$8,383,487

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

CELGENE CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2010
(In thousands, except per share amounts)

	Celgene	Abraxis	Pro Forma	See		Pro Forma
	(Historical)	(Historical)	Adjustments	Note 4		Consolidated
Revenue:
Net product sales	$1,582,508	$239,233	$—	(m.i	)	$1,821,741
Collaborative agreements and other revenue	4,924	6,892	(80)	(m.i	)	11,736
Royalty revenue	56,514	—	80	(m.i	)	56,594

Total revenue	1,643,946	246,125	—			1,890,071

Expenses:
Cost of goods sold (excluding amortization of acquired intangible assets)	129,908	72,740	—			202,648
Research and development	547,418	69,334	—			616,752
Selling, general and administrative	427,241	110,273	(1,169)	(m.iii)		536,345
Amortization of acquired intangible assets	88,661	20,276	17,077	(m.ii)		126,014
Acquisition related charges	12,698	—	(1,944)	(m.iii)		10,754

Total expenses	1,205,926	272,623	13,964			1,492,513

Operating income (loss)	438,020	(26,498)	(13,964)			397,558
Other income and expense:
Interest and investment income, net	24,209	3,958	(13,348)	(m.iv)		14,819
Equity in (gains) losses of affiliated companies	(638)	1,855	—			1,217
Interest expense	907	—	—			907
Other (loss) income, net	(1,323)	968	—			(355)

Income (loss) before income taxes	460,637	(23,427)	(27,312)			409,898

Income tax provision (benefit)	70,843	(3,959)	(10,925)	(m.v	)	55,959

Net income (loss)	389,794	(19,468)	(16,387)			353,939

Net loss attributable to noncontrolling interest	—	(605)	—			(605)

Net income (loss) attributable to common shareholders	$389,794	$(18,863)	$(16,387)			$354,544

Net income per common share:
Basic	$0.85					$0.75
Diluted	$0.83					$0.74
Weighted average shares:
Basic	460,112		10,574	(n	)	470,686
Diluted	467,557		10,574	(n	)	478,131
See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

CELGENE CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
For the Year Ended December 31, 2009
(In thousands, except per share amounts)

	Celgene	Abraxis	Pro Forma	See		Pro Forma
	(Historical)	(Historical)	Adjustments	Note 4		Consolidated
Revenue:
Net product sales	$2,567,354	$314,545	$(749)	(m.i	)	$2,881,150
Collaborative agreements and other revenue	13,743	44,505	—			58,248
Royalty revenue	108,796	—	749	(m.i	)	109,545

Total revenue	2,689,893	359,050	—			3,048,943

Expenses:
Cost of goods sold (excluding amortization of acquired intangible assets)	216,289	63,665	—			279,954
Research and development	794,848	154,615	—			949,463
Selling, general and administrative	753,827	200,734	—			954,561
Amortization of acquired intangible assets	83,403	39,782	34,924	(m.ii)		158,109
Impairment charge	—	13,999	—			13,999

Total expenses	1,848,367	472,795	34,924			2,356,086

Operating income (loss)	841,526	(113,745)	(34,924)			692,857
Other income and expense:
Interest and investment income, net	76,785	3,052	(71,220)	(m.iv)		8,617
Equity in losses (gains) of affiliated companies	1,103	(2,090)	—			(987)
Interest expense	1,966	—	—			1,966
Other income, net	60,461	1,255	—			61,716

Income (loss) before income taxes	975,703	(107,348)	(106,144)			762,211

Income tax provision (benefit)	198,956	(2,580)	(42,458)	(m.v	)	153,918

Net income (loss)	776,747	(104,768)	(63,686)			608,293

Net loss attributable to noncontrolling interest	—	(1,652)	—			(1,652)

Net income (loss) attributable to common shareholders	$776,747	$(103,116)	$(63,686)			$609,945

Net income per common share:
Basic	$1.69					$1.30
Diluted	$1.66					$1.28
Weighted average shares:
Basic	459,304		10,574	(n	)	469,878
Diluted	467,354		10,574	(n	)	477,928
See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
(1) Description of Transaction
     On June 30, 2010 Celgene, Abraxis and merger sub entered into a merger agreement pursuant to which merger sub will merge with and into Abraxis, and Abraxis will become a wholly-owned subsidiary of Celgene. This transaction will be accounted for by Celgene under the acquisition method of accounting, with Celgene as the acquirer. Under the acquisition method of accounting, the assets and liabilities of Abraxis will be recorded as of the acquisition date, at their respective fair values, and consolidated with those of Celgene. The reported consolidated financial condition and results of operations of Celgene after completion of the merger will reflect these fair values.
     Under the terms and subject to the conditions of the merger agreement, each share of Abraxis common stock will be converted into the right to receive (1) $58.00 in cash, without interest, (2) 0.2617 of a share of Celgene common stock and (3) one CVR issued by Celgene. Holders of stock options and stock appreciation rights, whether vested or unvested, with an exercise price or base appreciation amount below the per share amount (as defined below) will receive, for each share of Abraxis common stock subject to such stock option or stock appreciation right, (1) a cash payment equal to the difference between the per share amount and the exercise price or base appreciation amount of the stock option or stock appreciation right, as applicable, and (2) one CVR. Holders of stock options and stock appreciation rights with an exercise price or base appreciation amount above the per share amount will be given the right to elect to pay to Abraxis a cash payment equal to the difference between the exercise price or base appreciation amount of the stock option or stock appreciation right, as applicable, and the per share amount, and in exchange receive one CVR. Holders of restricted stock units will receive (1) a cash payment equal to the per share amount and (2) one CVR.
     The “per share amount” means the sum of $58.00, plus the amount obtained by multiplying (1) the exchange ratio of 0.2617 and (2) an amount equal to the average of the closing sale prices for Celgene common stock on The NASDAQ Global Select Market, as reported in The Wall Street Journal, for each of the ten consecutive trading days ending with the seventh complete trading day prior to the completion of the merger, with such amount rounded up to the nearest cent.
     Celgene estimates that the aggregate value of the consideration to be paid in the merger will be approximately $3.35 billion. The value of the shares of Celgene common stock and CVRs to be issued pursuant to the merger will not be determined until the completion of the merger and therefore, the final aggregate value of the consideration paid in the merger may be more or less than $3.35 billion.
     The merger is subject to customary closing conditions, including the adoption of the merger agreement by Abraxis stockholders. We anticipate that the merger will close within two business days following the date of the special meeting, if all conditions to the merger (as described under “Merger Agreement — Conditions to the Merger”) are fulfilled or waived on or before the closing date. However, we cannot guarantee the exact timing of the completion of the merger or that the merger will be completed.
     Prior to June 30, 2010, there were no material transactions between Celgene or its subsidiaries, on the one hand, and Abraxis and its subsidiaries, on the other hand.
(2) Contingent Value Rights
     The unaudited pro forma balance sheet as of June 30, 2010 includes Celgene’s estimate of the fair value of the total potential payments under the CVRs. Subsequent to the completion of the merger, the liability relating to the CVRs will be re-measured to fair value at each reporting date, with changes reflected in earnings. Each CVR will entitle its holder to receive a pro rata portion of the following payments: (1) $250 million upon FDA approval of Abraxane® for use in the treatment of non-small cell lung cancer, which approval permits Celgene to market Abraxane® under a label that includes a progression free survival claim, but only if the foregoing milestone is achieved no later than the fifth anniversary of the merger, (2) $400 million (if achieved no later than April 1, 2013) or $300 million (if achieved after April 1, 2013 and before the fifth anniversary of the merger) upon FDA approval of Abraxane® for use in the treatment of pancreatic cancer, which approval permits Celgene to market

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
Abraxane® under a label that includes an overall survival claim, and (3) for each full one-year period ending December 31st during the term of the CVR agreement, which we refer to as a net sales measuring period (with the first net sales measuring period beginning January 1, 2011 and ending December 31, 2011) (a) 2.5% of the net sales of Abraxane® and the Abraxis pipeline products that exceed $1 billion but are less than or equal to $2 billion for such period, plus (b) an additional amount equal to 5% of the net sales of Abraxane® and the Abraxis pipeline products that exceed $2 billion but are less than or equal to $3 billion for such period, plus (c) an additional amount equal to 10% of the net sales of Abraxane® and the Abraxis pipeline products that exceed $3 billion for such period.
     The unaudited pro forma condensed consolidated balance sheet as of June 30, 2010 reflects an estimated value of $300 million in the aggregate attributable to the CVRs to be issued in the merger, based on Celgene’s internal valuation considering the probability of approval and the expected timing of such approvals and future sales of Abraxane® and the Abraxis pipeline products. The value placed on the CVRs by Celgene for purposes of these unaudited pro forma condensed consolidated financial statements may not be indicative of the actual fair value of the CVRs or of the payment to be made or the value at which the CVRs will trade following the completion of the merger. In addition, no accretion expense has been included in the unaudited pro forma condensed consolidated statement of operations.
     The CVR payments, all other obligations under the CVR agreement and the CVRs and any rights or claims relating thereto, are subordinated in right of payment to the prior payment in full in cash or cash equivalents of all senior obligations of Celgene. For a description of the senior obligations of Celgene, see “Description of the CVRs — Subordination.” If any default on any senior obligations of Celgene exceeding $25 million in aggregate principal amount would occur as a result of CVR payment, there is an existing payment default on senior obligations of Celgene exceeding $25 million in aggregate principal amount, the maturity of any senior obligations of Celgene representing more than $25 million in aggregate principal amount is accelerated or in other circumstances, no CVR payment will be made, so long as such circumstance remains in effect.
(3) Estimated Purchase Price
     The accompanying unaudited pro forma condensed consolidated financial statements reflect an estimated purchase price of approximately $3.35 billion. This amount is comprised of the following:
•	To holders of Abraxis common stock, for each share of Abraxis common stock: (1) $58.00 in cash, without interest, (2) 0.2617 of a share of Celgene common stock and (3) one CVR, and reflect approximately 40.4 million shares of Abraxis common stock to be exchanged in the merger, based on the number of Abraxis common stock outstanding at June 30, 2010.

•	To holders of Abraxis stock options and stock appreciation rights with an exercise price or base appreciation amount below the per share amount (as defined above), for each stock option or stock appreciation right, as applicable: (1) a cash payment equal to the difference between the per share amount and the exercise price or base appreciation amount of the stock option or stock appreciation right, as applicable, and (2) one CVR.

•	To holders of Abraxis restricted stock units, for each restricted stock unit: (1) a cash payment equal to the per share amount and (2) one CVR.
     The actual number of shares of Celgene common stock and CVRs that are to be exchanged in the merger will not be determined until the completion of the merger.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
     The total estimated purchase price is summarized as follows:

June 30, 2010
(In thousands)
Estimated amount of cash to be received by Abraxis stockholders, stock option holders, stock appreciation right holders and restricted stock unit holders	$2,460,000
Estimated fair value of shares of Celgene common stock to be issued	590,000
Estimated fair value of contingent value rights	300,000

Total preliminary estimated purchase price	$3,350,000

     For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired.

June 30, 2010
(In thousands)
Net book value of assets acquired as of June 30, 2010	$842,403
Less: Write-off of existing goodwill, other intangible assets and certain deferred taxes	(242,617)

Adjusted net book value of assets acquired	599,786
Remaining allocation:
Increase inventory to fair value(i)	110,000
Acquired identifiable intangible assets at fair value:
Developed products(ii)	1,200,000
In-process research and development (iii)	1,400,000
Licensing agreement and other(ii)	70,000
Abraxis transaction costs(iv)	(48,831)
Fair value adjustment of contingent liability	(103,208)
Deferred income taxes	(1,024,000)
Goodwill(v)	1,146,253

Total preliminary estimated purchase price	$3,350,000

(i)	The estimated fair value of inventory is based on estimated fair value of finished goods on hand and estimated completion of work in progress.

(ii)	Developed products relate to Abraxane® for the treatment of breast cancer, which has a finite life estimated at 17 years. The licensing agreement and other also have finite lives primarily estimated at 17 years.

(iii)	In-process research and development, which we refer to as IPR&D, represents the research and development projects of Abraxis which were in-process, but not yet completed, and which Celgene plans to complete. They include the development of Abraxane® for treatment of pancreatic cancer and non-small cell lung cancer. Current accounting standards require that the fair value of IPR&D projects acquired in a business combination be capitalized at the acquisition date and subsequently accounted as an indefinite-lived intangible asset until completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the completion of the merger, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired in-process research and development project, determination as to the useful life of the asset will be made. The asset would then be considered a finite-lived intangible asset and amortization of the asset into earnings would begin over the estimated useful life of the asset.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)

As part of the final purchase price allocation, the fair value estimates will be finalized and adjusted, if necessary, using estimated fair values as of the date of completion of the merger.

(iv)	Adjustment relates to the transaction costs to be incurred by Abraxis in connection with the merger, which will reduce Abraxis’ net working capital to be acquired by Celgene at the completion of the merger.

(v)	The amount allocated to goodwill is preliminary and subject to change, depending on the results of the final purchase price allocation. In accordance with current accounting standards, goodwill associated with the transaction will not be amortized and will be subject to review for impairment.
(4) Pro Forma Adjustments
     Adjustments included in the column under the heading “Pro Forma Adjustments” are primarily based on the preliminary purchase price valuation and certain adjustments to conform Abraxis’ historical amounts to Celgene’s financial statements presentation.
     For purposes of these unaudited pro forma condensed consolidated financial statements, the fixed asset book value approximates fair value. There are no fair value adjustments to leases, other contracts or the non-controlling financial interests included herein. Further analysis will be performed after the completion of the merger to confirm these estimates or make adjustments in the final purchase price allocation, as necessary.
     Celgene does not require financing for the merger. However, Celgene is considering and may pursue financing arrangements on terms and conditions favorable to Celgene, including, without limitation, an offering of debt securities, to maintain financial flexibility. These unaudited pro forma condensed consolidated financial statements contemplate the use of Celgene’s cash on hand and the sale of Celgene investments in marketable securities to finance the merger.
     The cash consideration estimated in these unaudited pro forma condensed consolidated financial statements assumes that Abraxis stock options currently outstanding will not be exercised prior to the completion of the merger and that option holders will receive a cash payment equal to the difference between the per share amount and the exercise price.
     The adjustments relate to the following:
     (a) Cash and cash equivalents and marketable securities available for sale adjustments consist of the following:

June 30, 2010
(In thousands)
Estimated amount of cash to be received by Abraxis stockholders, stock option holders, and restricted stock unit holders	$2,460,000
Celgene’s estimated transaction fees (to accumulated deficit)	18,056

Total	$2,478,056

To be funded by:
Cash and cash equivalents	$1,000,000
Marketable securities available for sale	1,478,056

Total	$2,478,056

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
     (b) Inventory and other current assets adjustments consist of the following:

June 30, 2010
(In thousands)
Inventory step-up	$110,000
Reclassification from other current assets to inventory	1,554

Total	$111,554

     (c) To adjust intangible assets for the following:

June 30, 2010
(In thousands)
Elimination of Abraxis intangible assets	$(131,807)
Acquired identifiable amortizable intangible assets:
Developed products	1,200,000
In-process research and development	1,400,000
Licensing agreements and other	70,000

Total	$2,538,193

     (d) To record the following goodwill adjustments:

June 30, 2010
(In thousands)
Elimination of pre-existing Abraxis goodwill	$(253,821)
Acquired goodwill(i)	1,146,253

Total	$892,432

(i)	Goodwill is the excess of the purchase price over the interest in the fair value of the acquired assets and liabilities. The purchase price, summarized in Note 3 above, includes equity consideration, and therefore, is dependent upon the value of Celgene common stock. Thus, changes in the market value of Celgene common stock will result in changes in the purchase price and consequently in goodwill. Based on the price of Celgene common stock at June 30, 2010, a 10% increase or decrease in market value of the common stock will result in an increase or decrease in goodwill of approximately $54 million.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
     (e) Adjustments to income taxes in the pro forma balance sheet presentation:

June 30, 2010
(In thousands)
Deferred income taxes (current):
To release the valuation allowance against the current deferred income tax assets of Abraxis	$60,072
To record deferred taxes on a fair value adjustment to the contingent liability in purchase accounting (see(g) below for additional information)	47,146

Total	$107,218

Deferred income taxes (non-current):
To release the valuation allowance against the non-current deferred income tax assets of Abraxis	$(71,325)
To record non-current deferred tax liabilities net of non-current tax assets	$(24,658)
To record deferred taxes on a fair value adjustment to the assets and liabilities of Abraxis in purchase accounting	1,059,532

Total	$963,549

     Adjustments to reverse deferred taxes related to Abraxis’ historical intangible assets and the contingent liability were based on the actual historical amounts recorded for these items. Deferred taxes recorded by Celgene for those intangible assets and the contingent liability were based on Celgene’s U.S. statutory tax rate estimated at 40%.
     Adjustments to income taxes in pro forma statements of operations reflect changes to income taxes from pro forma adjustments, as presented in (m.iv).
     (f) To record transaction costs to be incurred by Abraxis in connection with the merger, which will reduce Abraxis’ net working capital to be acquired by Celgene upon the completion of the merger.
     (g) To record a fair value adjustment to the contingent liability related to a lawsuit Abraxis is currently defending, which is anticipated to be a continuing liability of Celgene.
     (h) To record the liability for the CVRs.
     (i) To record the following common stock adjustments:

June 30, 2010
(In thousands)
Elimination of Abraxis common stock	$(40)
Issuance of Celgene common stock(i)	106

Total	$66

(i)	Based on the exchange of 40.4 million shares of Abraxis common stock (obtained from the number of shares of Abraxis common stock outstanding at June 30, 2010), the 0.2617 exchange ratio and the $0.01 par value of Celgene common stock.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
     (j) To record the following adjustments to additional paid-in capital:

June 30, 2010
(In thousands)
Elimination of Abraxis additional paid-in capital	$(1,236,298)
Issuance of Celgene common stock	589,894

Total	$(646,404)

     (k) To record the following accumulated deficit adjustments:

June 30, 2010
(In thousands)
Elimination of Abraxis accumulated deficit	$394,668
Transaction fees (see(a) above)	(18,056)

Total	$376,612

     (l) To record the elimination of Abraxis’ accumulated other comprehensive income.
     (m) To record the following adjustments to revenues and expenses for the year ended December 31, 2009 and the six months ended June 30, 2010:

	Increase (Decrease)
	Revenues and Expenses
	Year Ended	Six Months Ended
	December 31, 2009	June 30, 2010
	(In thousands)
Revenue:
Net product sales(i)	$(749)	$—
Collaborative agreements and other revenue(i)	—	(80)
Royalty revenue(i)	$749	$80

Total	$—	$—

Expenses:
Amortization of acquired intangible assets(ii)	$34,924	$17,077
Acquisition and general administrative charges(iii)	—	(3,113)

Total	$34,924	$13,964

Other income and expense:
Interest and investment income, net(iv)	$(71,220)	$(13,348)

Total	$(71,220)	$(13,348)

Income tax provision (benefit)(v)	$(42,458)	$(10,925)

Total	$(42,458)	$(10,925)

(i)	To conform Abraxis’ royalty revenues to Celgene’s presentation.

(ii)	Adjustment reflects amortization expenses for finite-lived intangible assets acquired by Celgene upon the completion of the merger less the historical amortization of intangible assets from Abraxis.

(iii)	To adjust for $1,944 and $1,169 of acquisition charges paid by Celgene and Abraxis, respectively, during the six-month period ended June 30, 2010.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)

(iv)	To record interest income forgone on net cash and cash equivalents and marketable securities available for sale anticipated to be used in the merger.

(v)	To record the income tax benefit, calculated using Celgene’s U.S. statutory tax rate estimated at 40%, as a result of pro forma adjustments (ii) and (iii).
     (n) To adjust basic and diluted shares of Celgene common stock issued to Abraxis stockholders as contemplated in the merger. Based on the exchange of 40.4 million shares of Abraxis common stock (obtained from the number of shares of Abraxis common stock outstanding at June 30, 2010), the 0.2617 exchange ratio and the $0.01 par value of Celgene common stock. The common stock was assumed to have been issued as of January 1, 2009.
(5) Subsequent integration costs
     After the completion of the merger, Celgene may incur additional integration costs. These costs have not been reflected in the pro forma condensed consolidated financial statements and may be material.